Exhibit 10.40

BIOGEN IDEC INC.

VOLUNTARY BOARD OF DIRECTORS SAVINGS PLAN

(Plan Provisions as in Effect on January 1, 2012)

ARTICLE 1

INTRODUCTION

1.1 Purpose and Effective Date. The purpose of this plan is to provide members of the Board of Directors of Biogen Idec with a tax-deferred savings opportunity. This plan allows participants to defer all or a portion of their cash directors’ fees and retainer by so electing before such fees and retainer have been earned.

This amended and restated plan is effective as of January 1, 2012 to expand the tax-deferred savings opportunities by allowing members of the Board of Directors to defer certain equity based awards granted under the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan (or successor plan). Certain historical information about the plan and any amendments thereto is set forth in Appendix A.

ARTICLE 2

DEFINITIONS

This section contains definitions of terms used in the plan. Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

2.1 Biogen Idec means Biogen Idec Inc., a Delaware corporation, or any successor to all or the major portion of its assets or business which assumes the obligations of Biogen Idec Inc. under this plan.

2.2 Board means the Board of Directors of Biogen Idec.

2.3 Change in Control

(a) For purposes of Section 7.4: a change in control means a “Corporate Change in Control” or a “Corporate Transaction” as each is defined in the Biogen Idec Inc. 2008 Omnibus Equity Plan.

(b) For purposes of Section 4.2(b) and Section 6.3: a change in control means (i) the acquisition by a person or group of stock of Biogen Idec that, together with stock previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Biogen Idec; (ii) a change in the effective control of Biogen Idec resulting from either the acquisition by any person or group during a 12-month period of stock of Biogen Idec possessing 30 percent or more of the total voting power of Biogen Idec stock; or the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board in office immediately before the start of such 12-month period; or (iii) the acquisition by any person or group (during any 12-month period) of assets having a gross fair market value equal to or greater than 40 percent of the total gross fair market value of all assets of Biogen Idec. This subsection (b) and terms used herein will be interpreted in accordance with the regulations under Code Section 409A relating to a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation.

This subsection 2.3(b) is effective as of the date of execution of this amended and restated plan document.

2.4 Committee means the Retirement Committee, or such other committee designated by the Board to administer this Plan.

2.5 Director means an individual serving as a non-employee director of Biogen Idec in accordance with its articles and by-laws.

2.6 Equity Plan Award means an award granted pursuant to the Biogen Idec Inc.2006 Non-Employee Directors Equity Plan, or successor plan thereto.

2.7 Fees means the cash amounts payable to a director as compensation for his or her attendance at a meeting of the Board or a committee of the Board or for other special services.

2.8 Participant means a director who has made a voluntary deferral hereunder or for whom an amount has been transferred to this plan.

2.9 Plan means the Biogen Idec Inc. Voluntary Board of Directors Savings Plan, as set forth in this plan instrument, and as it may be amended from time to time.

2.10 Plan Year means the 12-month periods commencing on January 1, 2005 and on each subsequent January 1 while this plan remains in effect.

2.11 Retainer means the cash amount payable to a director as an annual retainer for service in such capacity, as in effect from time to time.

2.12 Savings Plan means the Biogen Idec 401(k) Savings Plan, as amended from time to time. Any term defined in the Savings Plan will have the same meaning when used in this plan unless otherwise defined herein.

ARTICLE 3

PARTICIPATION

3.1 Eligibility and Participation. Each director will be eligible to be a participant in this plan as long as he is a director. A director will become a participant hereunder when he makes a voluntary deferral to this plan or when his account balance under the Biogen, Inc. Voluntary Board of Directors Savings Plan (the “Biogen Directors Plan”) is transferred to this plan. Voluntary deferrals under this plan are voluntary and no director will be required to make such deferrals.

3.2 End of Participation. A participant’s participation in this plan will end upon the termination of his service as a director of Biogen Idec because of death, retirement, resignation, failure of reelection, or any other reason. Upon the termination of a participant’s participation in this plan in accordance with this section, the participant may make no further voluntary deferrals hereunder. However, the participant will be entitled to receive any amounts in his account in accordance with this plan.

ARTICLE 4

VOLUNTARY DEFERRALS BY PARTICIPANTS

4.1 Voluntary Deferrals. Each director may make voluntary deferrals to the plan from his fees, retainer, or equity plan award in any whole percentage of such fees, retainer, and/or equity plan award from a minimum of 1% to a maximum of 100%, by electing to reduce his fees, retainer, and/or equity plan award by such amount in accordance with this plan. If a director’s fees include separately identified types of fees (for example, meeting fees or special service fees), the committee may permit separate elections to defer with respect to different categories of fees. Deferrals of any equity plan awards shall not include any partial shares of common stock of Biogen Idec.

All amounts by which a participant reduces his fees, retainer, and/or equity plan award hereunder are referred to herein as the participant’s voluntary deferrals.

4.2 Election Procedures

(a) Voluntary Deferrals. A director who wishes to reduce his fees, retainer, and or equity plan award to be earned during a particular plan year in order to make voluntary deferrals under Section 4.1 must complete an enrollment form specifying the amount of his voluntary deferrals (with separate percentages for his meeting fees, special service fees (if any) and/or retainer, if desired), agreeing to reduce such fees, retainer, and/or equity plan award by the amount(s) he specifies, and providing such other information as the committee may require. Elections made with respect to equity plan awards shall apply to all tranches of such awards regardless of the date such award becomes nonforfeitable and shall apply with respect to any and all dividends or dividend equivalents provided with respect to such awards. All deferral elections hereunder must be made on an enrollment form approved by the committee, specifying the amount he elects to defer, agreeing to reduce his fees, retainer, and/or equity plan award by such amount, and providing such other information as the committee may require. If a director elects to defer an equity plan award, he or she shall not be permitted to diversify the investment of such awards other than in Biogen Idec stock or stock equivalent.

A director’s enrollment form electing voluntary deferrals for any plan year must be filed with the committee by such deadline as the committee specifies, but in any event before the start of such plan year. In addition, in the case of an individual who anticipates being elected as a director during a plan year, such person may make an election hereunder in anticipation of his or her election and such election will be effective with respect to fees, retainer, and/or equity plan award to be earned after the date of such election; such an election will be effective as of the date when it is made but will be subject to such individual’s actual election as a director. Further, in the case of a newly elected director, who did not make an election under the preceding sentence, such person may elect to defer his fees, retainer, and/or equity plan award for the plan year of his election to office, within 30 days after the committee sends him an enrollment form, provided that such election will relate only to fees, retainer, and equity plan award to be earned after the date of filing his completed enrollment form, and provided further that such person had not previously been eligible to make voluntary deferrals under this plan for a period of at least 24 months. Any filing deadline will comply with the timing of elections requirements of the regulations under Code Section 409A. Accordingly, with respect to the initial election to defer payment of any equity plan awards or any other forfeitable rights that requires the participant to provide services for at least 12 months from the date the award is granted, the election to defer such compensation may be made within 30 days after the date of grant or, if earlier, 12 months in advance of the date such award or right becomes nonforfeitable provided that if death, disability or a change in control occurs which accelerates the vesting before the end of such 12-month period, the deferral election will not be effective. The committee’s written procedures will be deemed to constitute part of this plan for purposes of the written plan document requirements of the regulations under Code Section 409A. A participant may change the amount of his voluntary deferrals with respect to any subsequent plan year by filing a new enrollment form before the start of such subsequent plan year, and the change will become effective as of the first day of such subsequent plan year. Once a participant has elected to defer fees, retainer, and/or equity plan awards his enrollment form will remain in effect for future plan years unless the participant changes or terminates his prior elections by filing a new enrollment form in accordance with the preceding sentence.

After a plan year has begun, a participant may not change the amount of voluntary deferrals (if any) he had elected for such plan year. However, if during a plan year a participant has an unforeseeable emergency (as defined in Section 6.1) and receives a distribution under Section 6.1, the participant’s voluntary deferral election for the balance of that year will automatically be cancelled.

(b) Form and Time of Payment.

(i) Initial Election. Each participant in the initial enrollment form filed hereunder or another form designated by the committee must specify the form of payment (lump sum or installments in accordance with Section 6.4(a), 6.5 and/or 6.6(a) below, as applicable) of his account hereunder in the event of the participant’s death or other termination of service as a director (including as a result of disability). In addition, effective as of the date of execution of this amended and restated plan document, a participant may elect payment of his account under Section 6.3 in the event of a change in control (as defined in Section 2.3(b)).

In addition, a participant may (but is not required to) specify one or more in-service distributions to the participant in accordance with Section 6.2 if desired by the participant.

The time and form payments under the plan are governed by the provisions of Article 6 and participant elections must conform to the requirements of such provisions. Any election as to medium of payment with respect to equity plan award (i.e. whether such award will be settled in stock or cash) shall be subject to the terms of the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan (or successor plan) and/or award agreement thereunder. Any such election shall not be considered an election as to time or form of payment and shall not be subject to the restrictions under this Section.

(ii) Change of Election. Notwithstanding subsection (i) above, the following changes of election will be permitted. If such a subsequent election becomes effective as provided below, then the participant’s account will be payable at the time and in the form specified in his subsequent election.

(A)	In-Service Distributions. In the case of a participant who elected an in-service distribution, at any time that is at least one year prior to the date for payment originally elected by the participant, if the participant is still a director of Biogen Idec at such time, the participant may make one subsequent election to defer the time when any previously elected in-service distribution under Section 6.2 from his account would otherwise be payable (or installment payments would otherwise begin) to a subsequent date specified by him, and/or may elect another form of payment or a different number of installments with respect to the in-service distribution of his account, subject in all cases to the requirements of this section and to the requirements of Section 6.2.

(B)	Death or Termination of Employment. A participant who is still a director of Biogen Idec may make one subsequent election to change the form of payment hereunder that will be used following his death or other termination of employment. Such an election must comply with the applicable requirements of Sections 6.4, 6.5 and 6.6 (as applicable).

(C)	Effectiveness of Subsequent Election. A participant’s subsequent election under this subsection (ii) will become effective only if the following requirements are satisfied: (1) the subsequent election does not take effect until one year after the date of the subsequent election and the participant remains a director of Biogen Idec during such one year period, (2) the election extends the date for payment, or the start date for installment payments, by at least five years, and (3) in the case of a subsequent election to defer a previously elected in-service distribution (under subsection (A) above), the subsequent election is made at least 12 months before the date previously elected for such in-service distribution.

No election under this subsection (ii) may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the regulations and rulings thereunder.

A participant may make only one subsequent election under subsection (ii) (A) and only one subsequent election under subsection (ii)(B). Such subsequent election(s) may be made at the same or at different times. Also, the committee may permit additional election opportunities (in accordance with the transition or other rules under the regulations or other Internal Revenue Service guidance under Code Section 409A or in such other circumstances as the committee deems appropriate). Any such additional subsequent elections under subsection (ii) must satisfy all the requirements of this section and any other applicable requirements under the plan or, alternatively, must satisfy such requirements as the committee may impose in connection with a new election under a Code Section 409A transition or other rule.

ARTICLE 5

PARTICIPANT ACCOUNTS

5.1 Participant Accounts.

(a) Voluntary Deferrals Accounts. Voluntary deferrals by a participant from his fees and/or retainer hereunder will be credited to an account in the name of such participant. Such account will be called his voluntary deferrals account.

(b) Participant’s Account Value. Except as otherwise provided below, a participant’s account will be credited with deemed investment results as if his voluntary deferrals account were invested in one or more designated investment funds and all dividends and distributions on shares of a particular investment fund were reinvested in shares of such fund. The investment funds available for this purpose will be those from time to time available as investment options under the Savings Plan.

In addition to the investment funds offered under the Savings Plan as described in the preceding paragraph, a participant may elect to have his account credited with the deemed investment results as if such amounts were invested in a fixed income option earning a rate of return specified by the committee. The rate of return under the fixed income option will be 8% for the 2008 plan year. The rate of return of future plan years will be determined by the committee.

Notwithstanding the foregoing, with respect to the portion of a participant’s voluntary deferred compensation account attributable to the equity plan awards , such portion will be deemed to be invested in shares of common stock of Biogen Idec, and the participant shall not be permitted to designate any other investment fund for this purpose.

Investment funds hereunder are for the sole purpose of providing a basis for crediting deemed investment results to participants’ accounts, and do not represent any actual funds or assets held hereunder for the benefit of participants.

Each participant will indicate with his initial enrollment form (or other form specified by the committee) the investment fund or funds (and the proportion in each fund when the participant designates more than one) he wishes to designate for this purpose. Thereafter, a participant may change his designation either with respect to the deemed investment of future voluntary deferrals or the deemed transfer of amounts from a previously designated investment fund to another fund. The committee shall establish the frequency by which such a change may be made, the method of making such a change, and the effective date of such a change and shall prescribe such other rules and procedures as it deems appropriate. Such designation will remain in effect until subsequently changed by the participant in accordance with this paragraph. Following a participant’s death and before the payment of any amount due to the participant’s beneficiary hereunder has been completed, the beneficiary will exercise the participant’s designation powers under this section.

Notwithstanding the preceding paragraph, the committee may establish one or more default investment funds that will be used to determine deemed investment results in the case of any participant or group of participants who have not made a designation under the preceding paragraph. Such default investment fund(s) will be used to determine deemed investment results applicable to the account of such participant or participants until any such participant makes a designation of investment fund(s) in accordance with the plan.

Deemed investment results under this subsection will be credited to a participant’s account effective as of the last day of each plan year (and as of such other valuation dates during a plan year as the committee may establish).

The value of a participant’s account at any point in time will be his voluntary deferrals (plus, if applicable, his transferred account balance from the Biogen Directors Plan), increased or decreased by deemed investment results as provided in this subsection (b) through the end of the most recent valuation date, and reduced by any distributions from the participant’s account.

Notwithstanding the foregoing, in connection with the transfer of participants’ Biogen Directors Plan account balances to this plan, transferred account balances will be initially credited with deemed investment results as if the participant had selected the money market fund investment option under the Savings Plan. Deemed investment results in accordance with the preceding sentence will apply to such transferred account balances until a participant changes such designation in accordance with this section.

(c) Bookkeeping Accounts. Participants’ accounts and subaccounts will be maintained on Biogen Idec’s books for bookkeeping purposes only; such accounts will not represent any property or any secured or priority interest in any trust or in any segregated asset.

In order to facilitate the administration of the plan, the committee may arrange for a participant’s voluntary deferrals account to be divided for recordkeeping purposes into two or more subaccounts, in accordance with procedures established by the committee.

5.2 Vesting. A participant will have a fully vested interest in his voluntary deferrals account at all times except that any equity plan awards deferred hereunder shall be subject to such vesting requirements as provided under the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan (or successor plan) and/or award agreement applicable to such award. For this purpose, “fully vested” means that such account is not subject to forfeiture; however, all participant accounts are subject to (i) fluctuation as a result of the crediting of deemed investment results (including losses) to such accounts as provided in the plan and (ii) the possibility of the insolvency or bankruptcy of Biogen Idec (see Section 7.2(a)).

ARTICLE 6

DISTRIBUTIONS TO PARTICIPANT

6.1 Distributions for Unforeseeable Emergency. If a participant has an unforeseeable emergency prior to his termination of service as a director, he may apply to the committee for a distribution from his vested account. If such application for an unforeseeable emergency distribution is approved by the committee, distribution of the approved amount will be made on the date of approval by the committee. The amount of the distribution will be the amount reasonably needed to alleviate the participant’s unforeseeable emergency (including the amount necessary to pay any federal, state or local income taxes and penalties reasonably anticipated to result from the distribution), as determined by the committee, up to a maximum of the participant’s account balance. Such a distribution will be made from the participant’s account in a single lump sum payment. If such a participant’s account has two or more subaccounts, the committee will determine which subaccount(s) will be debited to reflect the unforeseeable emergency distribution.

An unforeseeable emergency is a severe financial hardship affecting the participant resulting from illness of the participant or spouse, dependent or designated beneficiary, need to rebuild the participant’s principal residence following damage not covered by insurance, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control. A circumstance or exigency of the participant does not constitute an unforeseeable emergency to the extent that the participant’s financial need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of assets (to the extent that such liquidation would not itself cause severe hardship), or by cessation of voluntary deferrals in accordance with Section 4.1.

The committee will determine whether a participant has incurred an unforeseeable emergency and the amount needed to alleviate the unforeseeable emergency. A participant is not entitled to a distribution under this section regardless of the participant’s circumstances or exigencies, and all such distributions and the amounts thereof are subject to the determination of the committee.

6.2. In-Service Distribution(s) at a Time Specified by Participant. A participant shall be permitted, in accordance with this section, to elect an in-service distribution at a specified date (but not earlier than five years after the date he is making such election) of the portion of his vested account that is not invested in the fixed income option described in the second paragraph of Section 5.1(b). If, in his initial enrollment or other election form (or, if applicable, a subsequent election under Section 4.2(b)(ii)), the participant elected payment of such portion of his vested account (or a specified part of such portion) at a specified time(s) and he is still a director at such time(s), the participant will receive payment of the amount elected, payable on the designated date(s). A participant’s election for in-service distributions under this Section 6.2 may be for a single payment or up to five annual payments (with the first payment on the date specified by the participant and subsequent payments on anniversaries of such date), in each case in an amount or portion specified by the participant in his enrollment or other election form. Each payment will be the amount specified (or the entire balance remaining in the participant’s account, if less). Payments with respect to an in-service distribution election of a flat dollar amount (as opposed to a percentage of the participant’s vested account) by a participant who has deferred equity plan awards shall be paid from the portion of the participant’s vested account that is not attributable to such equity based awards.

Any amount in a participant’s vested account hereunder not distributed to the participant under this Section 6.2 will be distributed under Section 6.3, 6.4 or 6.5, whichever may be applicable, and Section 6.6 (if applicable). If a participant is receiving multiple payments under this Section 6.2 and dies or otherwise terminates service as a director, payments under this subsection will cease and subsequent payments will be governed by Section 6.4 or 6.5, as the case may be.

6.3 Distribution Upon a Change in Control. In the event of a change in control (as defined in Section 2.3(b), a participant who elected payment of his account under Section 4.2(b)(i) will receive a lump sum payment equal to the amount credited to his account hereunder. Such payment will be made 30 days after the occurrence of the change in control (but not before January 1, 2008 in the case of a change in control that occurs during 2007). This Section 6.2 is effective as of the date of execution of this amended and restated plan document.

6.4 Distribution upon Death of a Participant.

(a) In general. If a participant dies before his entire vested account balance has been distributed, his beneficiary will receive the amount remaining in the participant’s vested account. Except as provided in Section 6.6, distribution will be made in a single sum payment on the first day of the month after the committee receives appropriate evidence of the participant’s death and of the right of any beneficiary to receive such payment (and in the case of payment to the participant’s estate, the appointment of a personal representative).

(b) Beneficiary. A participant may designate one or more beneficiaries to receive a distribution payable under subsection (a) above and may revoke or change such a designation at any time. If the participant names two or more beneficiaries, distribution to them will be in such proportions as the participant designates or, if the participant does not so designate, in equal shares. Any designation of beneficiary will be made in accordance with such procedures or in such form as the committee may prescribe or deem acceptable.

Any portion of a distribution payable upon the death of a participant that is not disposed of by a designation of beneficiary under the preceding paragraph, for any reason whatsoever, will be paid to the participant’s spouse if living at his death, otherwise equally to the participant’s natural and adopted children (and the issue of a deceased child by right of representation), otherwise to the participant’s estate.

The committee may direct payment in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such direction (i) is given before a later designation is received, or (ii) is due to the committee’s inability to verify the authenticity of a later designation. Such a distribution will discharge all liability therefor under the plan.

6.5 Other Distributions. Except in the case of the participant’s death (in which case distribution is made in accordance with Section 6.4), distribution of a participant’s account will be made at the time elected by the participant in accordance with Section 4.2. In the absence of such an election, distribution of the participant’s account will be made on the first day of the month after the participant’s termination of service as a director. Distribution will be made in a single lump sum payment.

In applying the distribution provisions of this Article 6, in the case of a participant who terminates service as a director but thereupon becomes an employee of Biogen Idec (or a subsidiary or other affiliate of Biogen Idec), such participant will be deemed not to have a termination of service as a director until he terminates employment with Biogen Idec (or subsidiary or other affiliate).

6.6 Installment Distributions in Certain Cases.

(a) Participant. Notwithstanding the provisions of Section 6.5, a participant may, at the time of filing his initial enrollment form under Section 4.2(b)(i) (or, if applicable, in a subsequent election under Section 4.2(b)(ii)), designate that the amount payable to him hereunder upon termination of service as a director will be paid in a number (minimum of two and maximum of fifteen) of annual installment payments, as specified by the participant. However, in the event the participant’s account balance as of the date that installment distribution would begin in accordance with Section 6.5 is equal to or less than the limit under Code Section 402(g)(1)(B) and (g)(4) as in effect when installments would begin (for example, $15,500 for 2008)), such account balance will automatically be paid in the form of a lump sum payment to the extent not prohibited by the regulations under Code Section 409A.

(b) Beneficiary. Notwithstanding Section 6.4, a participant may at the time of filing his initial enrollment form under Section 4.2 (or, if applicable, in a subsequent election) designate that, if the participant dies before receiving the entire amount payable to him hereunder, the beneficiary will receive either:

(i)	A number of annual installment payments equal to:

(A)	the number the participant elected for himself under subsection (a) above (if the participant dies before receiving any installment payments), or

(B)	the number of remaining installment payments due to the participant under subsection (a) above (if the participant dies after receiving one or more installment payments); or

(ii)	a single payment.

Payment to the beneficiary (or the first installment) will be made or begin as provided in Section 6.4(a).

If the participant fails to designate the form of payment to the beneficiary, the default form of payment will be a single payment under (ii) above.

(c) Installment Payments. Where installment payments are due, the first annual installment payment will be made on the date specified in Section 6.4 or 6.5 (whichever is applicable) and subsequent annual installments will be paid on succeeding anniversaries of the first payment date. The amount of each annual installment payment will be determined by multiplying the amount then remaining to be paid by a fraction whose numerator is one and whose denominator is the number of remaining annual installment payments. Installment payments with respect to the portion of a participant’s vested account equity based awards shall be made in shares and shall not include any fractional shares

(d) Death of Beneficiary. If a participant’s designated beneficiary is receiving installment payments and dies before receiving payment of all the annual installments, the designated beneficiary’s estate will receive a lump sum payment of the amount remaining to the distributed to such deceased beneficiary. Such payment will be made on the first day of the month next following the committee’s receipt of satisfactory evidence of the death of the designated beneficiary and the appointment of a personal representative.

(e) Deemed Single Payment. As provided in the regulations under Code Section 409A, installment payments to a participant will be deemed a single payment on the date of the first installment for purposes of the anti-acceleration rule (Section 4.2(b) and Section 6.9) and the rules governing the timing of changes in elections with respect to time and form of payment hereunder (Section 4.2(b)).

6.7 Certain Other Distributions. In addition to the distributions provided for in the preceding sections of this Article 6, the committee may provide for a distribution from a participant’s account under the following circumstances:

(a) Domestic Relations Order. Distribution of the amount necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)) requiring the payment of all or a portion of participant’s account to another individual (see Section 7.3(b)).

(b) Conflicts of Interest. Distribution to the extent reasonably necessary to comply with a federal government ethics agreement or a federal, state, local or foreign ethics or conflicts of interest law (as described in the regulations under Code Section 409A.

(c) Violation of Code Section 409A. In the event that, notwithstanding the intent that this plan satisfy in form and operation the requirements of Code Section 409A, it is determined that the requirements of Code Section 409A have been violated with respect to any participant or group of participants, distribution of the amount determined to be includable in taxable income of such participant or participants as a result of such violation of Code Section 409A.

(d) Other Circumstances. Distribution of any amount specifically permitted by Code Section 409A and the regulations thereunder.

6.8 Delay in Distributions. Notwithstanding the provisions of any of the foregoing sections in this Article 6, the committee may delay the making of any payment to a subsequent date, provided that the delayed payment is made not later than the latest time permitted under Code Section 409A and the regulations and rulings thereunder (generally, the later of the end of the calendar year in which the specified payment date occurs or the 15th day of the third month after the specified payment date).

6.9 Compliance with Code Section 409A. Notwithstanding any other provision of this plan (including, without limitation, Section 6.7(c)), distributions and elections respecting distributions are intended to be and will be administered in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder (including the provisions prohibiting acceleration of payment unless specifically permitted by such regulations and rulings).

ARTICLE 7

MISCELLANEOUS

7.1 Amendment or Termination of Plan. Biogen Idec, by action of the Board or of the Compensation Committee (or such committee thereof or officer or officers of Biogen Idec to whom the Board has delegated this authority), at any time and from time to time, may amend or modify any or all of the provisions of this plan or may terminate this plan without the consent of any participant (or beneficiary or other person claiming through a participant). In addition, any amendment may be made by the committee, or the Executive Vice President - Chief Financial Officer, or the Executive Vice President - Human Resources of Biogen Idec except for an amendment that would materially increase or reduce the benefits of the plan to participants or materially increase the cost of maintaining the plan to Biogen Idec; such committee or specified officers may not terminate the plan.

No termination or amendment of the plan may reduce the amount credited to the account of any participant under the plan (including a participant whose service as a director terminated before such plan termination or amendment). However, Biogen Idec may change the deemed investment options under Section 5.1(b), and Biogen Idec may upon termination of this plan pay participants’ account balances to the participants regardless of the times elected for payment (or the start of installment payments) elected by the participants and may pay such amounts in single sum payments regardless of whether installment distributions would otherwise be payable under Section 6.6; provided that any such distributions upon plan termination must be permitted by Code Section 409A and the regulations and rulings thereunder. In addition, Biogen Idec may, from time to time, make any amendment that it deems necessary or desirable to satisfy the applicable requirements of the tax laws and rulings and regulations thereunder in order to preserve, if possible, the tax deferral features of this plan for participants. No diminution or restriction on a participant’s opportunity to make elections or withdrawals, or exercise other privileges or rights hereunder pursuant to the preceding sentence will be deemed to violate the rights of any participant or beneficiary hereunder so long as such change does not render a participant’s account balance forfeitable. Any amendment that is required by Code Section 409A and the regulations and rulings thereunder to have a delayed effective date will be effective no earlier than such required date.

7.2 Benefits Not Currently Funded.

(a) Nothing in this plan will be construed to create a trust or to obligate Biogen Idec to segregate a fund, purchase an insurance contract or other investment, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any participant or any other person rights to any specific assets of Biogen Idec or any other entity. However, in order to make provision for its obligations hereunder, Biogen Idec may in its discretion purchase an insurance contract or other investment; any such contract or investment will be a general asset belonging to Biogen Idec, and no participant or beneficiary will have any rights to any such asset. The rights of a participant or beneficiary hereunder will be solely those of a general, unsecured creditor of Biogen Idec.

(b) Notwithstanding subsection (a) above, Biogen Idec in its sole discretion may establish a grantor trust of which it is treated as the owner under Code Section 671 to provide for the payment of benefits hereunder, subject to such terms and conditions as Biogen Idec may deem necessary or advisable to ensure that trust assets and benefit payments hereunder are not includable, by reason of the trust, in the taxable income of trust beneficiaries before actual distribution and that the existence of the trust does not cause the plan or any other arrangement to be considered funded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or for purposes of the Internal Revenue Code of 1986, as amended. Biogen Idec may terminate any such trust in accordance with its terms.

7.3 No Assignment.

(a) No participant or beneficiary will have any power or right to transfer, assign, anticipate or otherwise encumber any benefit or amount payable under this plan, nor shall any such benefit or amount payable be subject to seizure or attachment by any creditor of a participant or a beneficiary, or to any other legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of a participant or beneficiary except as otherwise required by law.

(b) Notwithstanding subsection (a) above, all or a portion of a participant’s account balance may be assigned to the participant’s spouse, former spouse, or other dependent (for purposes of this section, an “alternate recipient”) in connection with a domestic relations order (as defined in Code Section 414(p)) awarding such portion to the alternate recipient. However, no such order may award an alternate recipient greater rights than the participant has with respect to his account. Upon receipt of a copy of the relevant provisions of any such order or property settlement agreement, certified to be accurate and in effect by the participant, and an acknowledgment by the alternate recipient that such alternate recipient will be responsible for income taxes on such amounts when distributed or made available to such alternate recipient and that such amounts are subject to income tax withholding as provided in this plan, and such other information (including the alternate recipient’s social security number) as the committee may reasonably request, the committee will assign such amount to a separate account hereunder and will distribute such account to the alternate recipient in the form of a single sum payment as soon as administratively possible, as permitted by Reg. 1.409A-3(j)(4)(ii) (except for any unvested amounts).

7.4 Effect of Change in Control.

(a) Amendments. Notwithstanding Section 7.1, following the occurrence of a change in control (as defined in Section 2.3(a)): No amendment will be made following a change in control without the consent of the affected participant (or beneficiary or other person claiming through a participant) that adversely affects the rights of a participant (or beneficiary or other person claiming through a participant) under the plan as in effect immediately before such change in control, including (i) the right to make elections concerning the form and time of payment of distributions in accordance with Section 4.2(b) and the right to receive distributions in the form elected by the participant thereunder; and (ii) the right to the investment funds or options specified herein for the determination of deemed investment results applicable to participants’ accounts, as in effect immediately before such change in control. In particular, for purposes of clause (ii) of the preceding sentence (i) the committee may not set the rate of return of the fixed income option under Section 5.1(b) at a rate lower than that available under life insurance or annuity contracts obtained by a vendor or service provider (currently, The Todd Organization) for purposes of the plan; and (ii) the committee will maintain a menu of investment funds under Section 5.1(b) that is substantially similar (in terms of investment styles and ability to position an account on a risk/reward spectrum) to the array of funds available immediately prior to the change in control.

(b) Termination. The plan will not be terminated before the payment of all benefits hereunder in accordance with the terms of the plan as in effect immediately before such change in control without the consent of a majority of the participants (including, in the case of the deceased participant, the beneficiary or other person claiming through such deceased participant). This subsection (b) will not preclude the merger of this plan into a nonqualified deferred compensation plan maintained by a successor to Biogen Idec provided that the benefits and rights of participants hereunder (including this Section 7.4) are preserved in such successor plan.

(c) Effective Date. This Section 7.4 is effective as of the date of execution of this amended and restated plan document.

7.5 Responsibilities and Authority of Committee. The committee will control and manage the operation and administration of the plan except to the extent that such responsibilities are specifically assigned hereunder to Biogen Idec, the Board, the Compensation Committee (or a delegatee of the Board or the Compensation Committee).

The committee will have all powers and authority necessary or appropriate to carry out its responsibilities for the operation and administration of the plan. It will have discretionary authority to interpret and apply all plan provisions and to correct any defect, supply any omission or reconcile any inconsistency or ambiguity in such manner as it deems advisable. It will make all final determinations concerning eligibility, benefits and rights hereunder, and all other matters concerning plan administration and interpretation. All determinations and actions of the committee will be conclusive and binding upon all persons, except as otherwise provided herein or by law, and except that the committee may revoke or modify a determination or action previously made in error. It is intended that any action or inaction by the committee will be given the maximum possible deference by any reviewing body (whether a court or other reviewing body), and will be reversed by such reviewing court or other body only if found to be arbitrary and capricious.

Biogen Idec will be the “plan administrator” and the “named fiduciary” for purposes of ERISA.

7.6 Limitation on Rights Created by Plan. Nothing appearing in the plan will be construed (a) to give any person any benefit, right or interest except as expressly provided herein, or (b) to create a contract of employment or to give any director the right to continue in such capacity or to affect or modify the terms of his service as a director in any way.

7.7 Tax Withholding. Any payment hereunder to a participant, beneficiary or alternate recipient will be subject to withholding of income and other taxes to the extent required by law.

7.8 Text Controls. Headings and titles are for convenience only, and the text will control in all matters.

7.9 Applicable State Law. To the extent that state law applies, the provisions of the plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

7.10 Paperless Administration. The committee may establish procedures whereby an electronic, internet or voice recognized authorization or election will or may be utilized under the plan in lieu a written form or document otherwise required by the terms of the plan. In such event, any reference herein to a written election, authorization or other form shall be deemed to include such other authorization or election.

BIOGEN IDEC INC.

By:	/s/ Paul J. Clancy

Dated: December 13, 2011

APPENDIX A

Historical Information; Amendments

A.1 Adoption of Plan Document. This plan document was approved by the Board of Directors of the Corporation (Biogen Idec Inc.), effective as of January 1, 2004.

By appropriate votes, the account balances of certain directors who previously were participants under the Biogen, Inc. Voluntary Board of Directors Savings Plan, maintained by Biogen, Inc. prior to the merger transaction, were transferred to and merged into this plan.

A.2 2005 Amendment and Restatement. The plan was amended and restated in its entirety, effective as of January 1, 2005 (except as otherwise specified), primarily to comply with the requirements of Code Section 409A and regulations thereunder. During the period from January 1, 2005 until the date of execution of this amended and restated plan document, the plan was interpreted and administered in accordance with a good faith interpretation of the requirements of Code Section 409A and applicable guidance of the Internal Revenue Service thereunder.

The provisions herein relating to distributions and other changes upon the occurrence of a change in control (primarily Sections 2.3, 4.2(b), 6.3 and 7.4) are effective as of the date of execution of this amended and restated plan document. The provisions relating to the increase in the threshold for the payment of a lump sum in place of installments from $10,000 to the Code Section 402(g)(1)(B) and (g)(4) limit (the last sentence of Section 6.6(a)) are effective as of January 1, 2008.

A.3 2012 Amendment and Restatement. The plan was amended and restated in its entirety, effective as of January 1, 2012 to expand the tax-deferred savings opportunities by allowing members of the Board of Directors to defer certain equity based awards granted under the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan (or successor plan).

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